Exhibit 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome to the TranS1, Inc. Second Quarter 2009 Conference Call. Today’s conference is being recorded.
At this time, I would like to turn the conference over to Mr. Mark Klausner. Please go ahead, sir.
Mark Klausner, Investor Relations, Westwicke Partners, LLC
Thanks, operator. Joining us on today’s call are TranS1’s President and CEO Rick Randall; and the company’s Chief Financial Officer, Mike Luetkemeyer.
Before we begin, I would like to caution listeners that certain information discussed by management during this conference call will include forward-looking statements covered under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995.
Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the company’s business. The company undertakes no obligation to update information provided on this call. For a discussion of risks and uncertainties associated with TranS1’s business, I encourage you to review the company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year-ended December 31, 2008.
With that, it’s my pleasure to turn the call over to TranS1’s President and CEO, Rick Randall.
Rick Randall, President and Chief Executive Officer
Thanks Mark. This afternoon, we announced that we expect revenues for the second quarter of 2009 to be in the range of $7.9 to $8.0 million. While these revenues represent approximately a 33% increase over the second quarter of 2008, they are below our previously issued guidance of $8.7 to $9.0 million. We are disappointed by the lower than expected revenues, results and want to provide you some insight into the reasons behind the shortfall.
U.S. revenues of $7.3 to $7.4 million and U.S. case volume of approximately 671 in the quarter, declined compared to the first quarter of 2009. International revenue of approximately $565,000 increased approximately $113,000 from the first quarter of 2009. U.S. revenue was negatively affected primarily by lower than expected case volume from established customers, as a result of increased concerns and confusion in the marketplace surrounding AxiaLIF reimbursement.
Based on detailed analysis of case volumes by our sales management, we have identified approximately 100 cases or approximately $1.0 million in revenue that was lost as a direct result of reimbursement.
Let me briefly recap the facts around reimbursement for our procedure and then discuss what changed since our positive first quarter results. And what we are doing to further educate surgeons and their coding specialist so that we can minimize the impact of reimbursement going forward.
As most of you know, in any surgical procedure, hospitals are reimbursed based on one or more DRG codes that classify the type of procedure performed. Physicians on the other hand are reimbursed based on a combination CPT codes that represents the work that they perform completing the surgery.

In the case of our AxiaLIF procedure, there is not and has never been any question about the DRG codes that hospitals use to get paid for our procedure. The hospitals are reimbursed for specific fusion procedures performed just like any other competing spinal fusion procedure. The complication in reimbursement for our procedure is centered around the CPT code that the physician uses to get paid for performing the AxiaLIF surgery.
When a surgeon performs any fusion procedure, they will bill for a number of different codes that each represent a portion of the work being done. These codes typically include access to the spine, discectomy, interbody implantation, bone grafting, nerve decompression, posterior fusion and posterior instrumentation.
Of all of these CPT codes, the only code that has been challenged is the code related to access to the spine. This code only represents a portion of the total physician fee received which varies depending on the particular fusion procedure being performed by the surgeon.
Prior to February of last year, most of our surgeons bill their payor base on the ALIF access code. The NASS Coding Committee challenged whether our procedure fit perfectly into the clinical vignette for this access. In July, it was announced that starting in January, access for our procedure would need to be billed under a Category III tracking code. We began working with our surgeons and their coding specialists at that time to educate them on the coming change to reimbursement and as we have said consistently, we believe that these changes caused us approximately 5% headwind in case volume.
Based on procedure volume trends in the fourth quarter of 2008 and first quarter of 2009, we remain comfortable that we were managing the transition to a Category III code in an appropriate manner.
Towards the end of the first quarter, a few of our surgeons spoke publicly about perceived challenges that they were having getting paid for our procedure. In addition, some of our competitor sales people and reimbursement specialists raised questions with some of our key customers about the ability to be reimbursed for our procedure given the change to a Category III code. Both of these factors dramatically increased the concern and confusion in the marketplace around reimbursement for our procedure.
We have reviewed our customers’ actual experience with reimbursement, including those physicians who claim to be having difficult getting paid for our procedure and are pleased to report, that when coded correctly, our physicians are getting paid for performing our procedure, in most case are getting paid approximately the same fee that they were getting — that they were paid before the advent of the Category III code.
As we discussed on our last call, we have already made a significant investment in the infrastructure to support reimbursement. We’ve had a reimbursement hotline up and running for over a year to help our customers with any questions that they may have and also have a hot — have a director of reimbursement and two reimbursement specialists in the field, who are working individually with customers to work through reimbursement challenges. Prior to joining TranS1, both our reimbursement specialists most recently worked with a procedure that was entirely reimbursed by a Category III code and thus are very familiar with the issues that our surgeons face.
When it became clear that reimbursement was becoming a larger issue this quarter, we mobilized our sales force and reimbursement team to ensure that we have been in front of all of our existing surgeons and their coding specialists to share with them the facts around reimbursement and help them better understand the proper way to code our procedure.

While it is too early to call a trend, we did see some positive impact from these efforts toward the end of the quarter. We remain convinced that reimbursement, while challenging, is not an insurmountable problem for the continued adoption of our procedure.
We have discussed our short-term education and training initiatives above that we hope will resolve the concerns and confusion in the market. Longer term, we are continuing to build the body of clinical evidence around our procedure that will ultimately allow us to seek a Category I code as well as obtain favorable commercial policy coverage decisions.
We also have additional clinical publications that we anticipate will be published in the near-term and will help support our case. While it is too early to determine the long-term impact, if any, that the reimbursement challenges will have on our adoption rate, we are doing everything possible in the field to educate our surgeon customers and prospects on the facts on reimbursement for our procedure. We believe that when they understand what if coded correctly, they will be reimbursed approximately the same as what they were paid for our procedure before the Category III code was introduced, that reimbursement will be less of an issue for adoption.
Further, we remain convinced that the key advantages for our procedure including a favorable safety profile, robust clinical results, reduced OR time and faster recovery for patients will ultimately make this a successful procedure in the market.
We are planning on providing third quarter guidance and updating full year 2008 guidance on our second quarter conference call, which is currently scheduled for July 30 and thus will not be addressing future guidance today.
With that, I’d like to close my prepared remarks and answer questions that you may have. Thank you for your time and continued interest in Trans1.

   QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. And we’ll go first Matt Miksic with Piper Jaffray.
<Q — Matt Miksic>: Hi, can you hear me okay?
<A — Rick Randall>: We hear you fine, Matt.
<Q — Matt Miksic>: All right. Sorry for the background noise. But I’m not sure, if I heard it correctly from your comments Rick, but is — it was the pressure in the quarter with the million dollar or so loss in the quarter. It’s — am I correct in understanding that it’s less about — it’s less about actual loss of payments, in other words, doc stopping to do the procedure and more about — it’s falling adoption and noise in the marketplace, so a new doc being concerned that they’re not going to get paid? I mean how? I’m trying to understand where the loss was.
<A — Rick Randall>: Sure, Matt. Let me try to break this down a little bit more. From a new doc standpoint, Mike and I spent the entire day, Monday, with all of our regional managers to get a full understanding of what they were seeing and we basically dissected it customer by customer. And what we’ve learned is from a new physician standpoint, we’ve really not had an issue because we’ve been training our new physicians, and as they’re starting to do cases, we are now educating them and we’re educating their coders on utilizing the Category III code right from the very beginning.
Where the issue really came up with, was with the existing customers. The customers who had been performing AxiaLIF, many of them have been fairly high volume customers and either due to their confusion or things they heard in the marketplace, surgeons who claim they weren’t getting paid when actually they were getting paid a fairly high percent, maybe not getting paid for the small portion that’s the Category III code. That caused concern and confusion and a case loss.
Also it was kind of silent in that, we didn’t really understand as we went through April. We started to see this in April. It became more pronounced that the very end of April and May was where we really saw a large shortfall.
Fortunately, as we recognized it and we talked to the surgeons and we were told that, well, this is an issue, I was concerned that wasn’t going to get paid, so this case, I decided to do it another way, where I knew I would get paid.
And we came back in and we reeducated them again on the proper way of coding, guided their coders, worked with our own coding people, to guide them through the process. We actually saw a come back and the volume started to pick back up in June.
So, it’s not back yet where we want it to be, but we did see progress made as we move through June, and during the month of June, we’ve had several more sessions with our sales people on how to address this, as the different situations and scenarios come up. So it was mostly an issue with our existing users. Many of them were pre-oping patients with the Category III code, which is absolutely the wrong way to do it. And they were getting upfront denials on the preop.
Now to add a little more flavor, we’ve gone back to several of these large volume users. And we’ve actually gone back and resubmitted on some of those patients they were denied using the proper coding. And what we’ve seen is that, in about 70% of that sample, they got fully paid with every code being paid including the Category III code. And the 30% of the Category III code was not paid, but at that point every other code was paid and the Category III code was the lesser code. So the impact was that they were getting paid about anywhere’s from 90 to 95% of what they were getting paid even when the code was denied.

That still allows us to appeal. And in a lot of those cases, we’re going back and we’re appealing — we’re going through the appeal process, trying to get the full 100% reimbursement.
<Q — Matt Miksic>: Okay. That’s helpful. But one, just as you were talking about, what happens when it’s denied and when they were not paid. I think, is by understanding what you have said, it’s sort of like the 70% of the submitted codes were paid, at roughly the same level as they were paid in the past and their 30% then get paid between 90 and 100.
So, where I guess — I guess where is the — what’s the loss? I understand that you’re preop on this code, you get denied and that’s — you could equate that to just not getting paid because when the doc if they’re not — they don’t understand the new process, they’re just going to move on to something else. But, if you submit appropriately and I guess what’s the worst case is that they get paid 70% of what they would normally get paid, is it 80 — what’s the amount of their fee that’s at risk here?
<A — Rick Randall>: The worst case outlier would be a surgeon who — this is our absolute worst case, would be a surgeon who does an AxiaLIF 360 and rather than doing a facet fusion, they simply put the facet screws through the facets, but they do not do a facet fusion. So, what they do is they would in that case bill for the posterior fixation, the bone grafting and then the category, the T code would come third. That’s our worst case scenario. Most of our surgeons if they are not fusing with the facets, now they are fusing the facets because it takes about 10 more minutes to rough up the facet joint, put bone graft in and do an additional posterior fusion which is another — a Category I code that they would put ahead of the T code.
So, in that worst case scenario, they would get paid roughly — if the Category III code was denied, in that case, they would get paid roughly 75% of what they were getting paid. Now, clearly in that case, what we would do is, we would appeal, because the access is work and they are doing the work. They’re doing the inner body placement and they’re also doing the discectomy.
So, the appeal process is what we talked about before a year ago. We basically go back with our help, with our coding people working with the hotline folks and we go back and we submit to them the operative notes for the access and the discectomy, our 510(k) approval, the clinical data. We have a whole packet of information and we cross walk them to the ALIF. And then, work to get on appeal, the rest of it paid.
Now, the reason we have to do that is the whole purpose of this or the cause of this is that the T code was something that was put together by Medicare, to take a new procedure and basically establish a track for it so you can determine what to pay. Unfortunately, it often gets assigned to new technologies.
In our world, the technology everyone thinks about is the Charite total disc and most of you know, that the Charite total disc was an all-in T code. So, it was an all or nothing. There weren’t multiple codes that you could stack before it. So, you didn’t get paid in general because it was viewed as experimental. And, so, private payers often look at a T code and assume it’s an experimental procedure.
So, the purpose of the appeal is to go back and work with these case managers and take them through the process that, no, we’re doing a fusion. It’s not an experimental procedure. It’s a fusion. We are accessing through a different route, but here is the work that it takes to access. Here is the discectomy we do and this is the implant that we place. So, therefore, it’s equivalent to an ALIF and this is what we think we ought to be paid for it.
And thus far with the appeal process, all of these take time, but, we’ve had several appeals and we’ve had a fairly high success rate, I just don’t want to lay a number out there yet. Maybe as we get closer to the end of the month on our call, we’ll give you more granular detail there, but we’ve had a fairly high success on appeal, getting the whole thing paid for.
<Q — Matt Miksic>: Okay. And then just thinking about the cost of these appeals and the sort of communication on your end, management of this process on your end. If you could give us any sense of how, how different you think it’ll be from what you’ve had to do over the past year? How incremental will this be on your end, in terms of resources, to kind of respond to this?
<A — Rick Randall>: There is really no additional resources. Fortunately, we had made as we talked about on a prior call, the investment in the call center as well as the two additional field base coders and they were already on the payroll. They’re already in place. So that’s, it’s really not a material figure for us. It’s budgeted and we handle most of that work. By the way, it’s also important, a little nuance is that, once you’ve had these conversations with the case manager, seldom do you have to rehash old territory; once they understand this, and you’re working with that same case manager that then — from that point on at least with that case manager you resubmit or you submit that T code, they should be educated on it and they should pay on it. So, given that over time, we should see a bolus of this but over time, the workload should diminish on this particular procedure.
<Q — Matt Miksic>: Great. Well, thanks for taking the questions. I’ll jump out of the way and let some other folks get in.
<A — Rick Randall>: Thanks, Matt.
Operator: And we’ll go next to Michael Matson with Wells Fargo Securities.
<Q — Michael Matson>: Hi. I guess my first question would just be the Category III code, as I understood it was originally started or assigned at the beginning of the year, beginning of 2009, is that correct?
<A — Rick Randall>: Correct.
<Q — Michael Matson>: And so why did this take a quarter for these problems to really emerge, why weren’t you seeing this more in the beginning of the year?
<A — Rick Randall>: Well that’s a good question Michael. And I think the answer is, we — when we had the Category III code, started the beginning of the year, we anticipated that the issues would all arise at the very beginning of the year. And as you know, we had — we had our best quarter ever, and we were way above what we expected to have in Q1. We probably got a little complacent with that, frankly, and we had — in January, at our National Sales Meeting, we had a very robust session with our sales force on educating our customers and the coders and we had prepared a coding guide, which we then brought to the field. And I think frankly, because of the fact that we just didn’t see a whole lot of issues in the first quarter, we thought we were clean with that.
And the other thing that didn’t happen in the first quarter was we didn’t have all the support from our competitive friends that we garnered during the end of the first quarter and the — and clearly, into the second quarter. We had coding people who have a very close, almost consulting type relationship with the surgeons, coders. Just, a friendly reminder that AxiaLIF is now a Category III code, you’ve got to be using it and, you know they don’t get paid.
And so, it was those type of activities that — that’s why I said it was concern and confusion in the marketplace. So we thought we were out of the woods. Some of our reps thought, it’s not a problem. Why mess with it if it’s working. Well then, it became a problem, so we had to come back in. And obviously, the folks who were most effective were our higher volume surgeons. They became more concerned because they adopted this technique and they want to make sure they get paid.
So it’s — it was a little delayed. And in hindsight could we have anticipated? Yes. Could we have executed better and anticipated the competitive noise? No doubt, you can always execute better, but that’s my best answer. And the good news is I think we’re now on it. We’ve spent a lot more time again with the sales force obviously. And we’re now seeing these resubmissions turned around. We’re educating our surgeons and coders how to properly pre-op using the existing codes.
One of the things that’s — that if you go to a coding seminar or the various societies that the spine societies like NASS or the Joint Sections, what they teach is you always start with your highest RVU code and work your way down. And in this case, we’re fortunate in that the access code is a lower paying, a lower RVU code. So if you just follow the proper protocol and put it, stack it in its proper order, the preops will go through and you’re going to get paid to the extent that I just talked about with our — the examples I’ve laid out.
<Q — Michael Matson>: Okay. And — so it sounds like you’re basically going through a similar situation that you went there originally when it went from being the Category — from ALIF code to the unlisted code. And this might actually be a little bit worse because of that T-code factor that you talked about?
<A — Rick Randall>: Yes.
<Q — Michael Matson>: Yes.
<A — Rick Randall>: It’s worse for two reason, Michael, the T-code but also we now have a code. Before remember, we were in no man’s land and — but we took the position, the conservative position, that we should advice our accounts to use an unlisted code because NASS had already made this motion to us to recommend and secure a Category III code for AxiaLIF. But while we are in no man’s land, most of our customers use the unlisted code or just continued using the ALIF code.
When you’ve got a Category III code, we would be remised to even suggest or begin to suggest that they use an unlisted code or they use an ALIF code. So, we had to go back to these folks and say, we’ve got to get a Category III code now. This is how you ought to use it and you should use it because obviously, you don’t want to commit any fraud here. It is what it is. Use it and unfortunately, somewhere in the execution of learning to use it properly or I think some of these folks just want to test it. Am I going to get a preop, I’ll just lay it out there. And that was the wrong thing to do. So, proper education, we can bring them back. But, you lose about a week and a half or two weeks is the case is for us at $10,000 a pop at this point in time, in the juncture of our sales growth, it’s not insignificant.
<Q — Michael Matson>: Okay. And then, on the Category I code, I think last I remember you all talked about getting that in 2010. Is that still look — does that still look likely at this point?
<A — Rick Randall>: We’re working — we’re starting to work through that now. It’s a very complex — I’d like to say it’s likely but it’s a very complex process and there’s also a political component to this because you have varying societies that have to — the best way to do it is to get a sponsorship from the societies. We — I can tell you, we’ve already had some preliminary discussions and we’re going to be working towards that shortly.
Just as important obviously is as we have two more publications that we expect in very notable spine journals with clinical data addressing both the degenerative disc disease, a portion of our patient population as well as the instability and deformity group. With that data, peer-reviewed data, available, it gives us even a stronger position to go to payors with our surgeons and actually at the policy level try to get a positive policy on this. So the T-code just doesn’t even play into it.
<Q — Michael Matson>: So you’re saying that — I mean now that actually leads into another question I had was are you — is Trans1 able to work with the insurers and get sort of a blanket approval for this Category III code for all their beneficiaries or is it really just limited to a case-by-case basis that every time the surgeon does it, then they have to kind of fight and, or maybe that surgeon can kind of get like a going forward approval but not for the whole insurance company?
<A — Rick Randall>: Yes, you can approach it from both ends, and right now we’re doing it at the local level through this appeal process and education process. We’ve actually recently had a couple of meetings with medical directors in the local Blue Cross and Blue Shield. And you educate them and then they basically tell the surgeon, okay, submit these and we’ll deal with them. Sometimes a non-decision like that’s as good as a positive policy. When we’re completely comfortable that we’ve got all the data that we could possibly need and we get the right surgeons together, obviously, what we’d eventually like to do is go forward at the policy level, at the highest level and get a policy. But before you do that, you got to make sure your guns are fully loaded and you’re ready to do that. So, we’ll keep you apprised, but that’s something we will work toward.
<Q — Michael Matson>: Okay. And then, just back to the Category I code. When and if you get a Category I code, is the transition from Category III to Category I an issue? Or is that just very straightforward at that point, they just build the Category I, they automatically are going to get paid for it?
<A — Rick Randall>: No. It could be an issue and that’s why you have to be careful, and that’s why we have to be thoughtful in the way we proceed because the — part of the Category I process is this, what they call a — I’m going to give you more knowledge than you ever wanted about, that I ever wanted about reimbursement. They have this RUC process. So, they take this tracking code. They basically survey a number of users. And they survey them as to the amount of work that it took to do that part of the operation. And then they come up with this process of replying or attaching RVUs to it.
So the downside and I think Kyphon ran into this, was they did get a Category I code, but unfortunately, it was RUCed at a very low rate. So that was something they had to work through. Obviously, we want to make sure that — doing this process that the surgeons are thoughtful in registering how much work is involved with this part of the operation and they get paid accordingly.
<Q — Michael Matson>: Okay, okay. That makes sense. And then a final question, and I don’t know if you’re willing to disclose this at this point before your real conference call for the quarter. But can you give us an update on your sales force count at this point in time?
<A — Rick Randall>: Yes, I’ll let — I think Mike nodded his head, I’ll let him handle that one.
<A — Mike Luetkemeyer>: Can you hear me, Mike?
<Q — Michael Matson>: Yes.
<A — Mike Luetkemeyer>: We had 68 sales reps on board at the end of the quarter.
<Q — Michael Matson>: Okay. That’s all I’ve got. Appreciate it. Thank you, Mike.
<A — Mike Luetkemeyer>: Thank you.

Operator: [Operator Instructions]. And our next question comes from Doug Schenkel with Cowen.
<Q — Doug Schenkel>: Good afternoon.
<A — Rick Randall>: Hi, Doug.
<Q — Doug Schenkel>: I’m going to ask a pretty pointed question. Out of the past five quarters, only two have met or beat expectations. The others have been disappointments. I think it might be helpful to talk in a little bit of detail about how you build your quarterly forecast.
And then second to that, given that I believe you said this reimbursement issue started to develop early in Q2 and that you reported, I believe, really at the end of April, maybe even the beginning of May. Can you just help us understand why we’re just caring about this now and why you seem to be as surprised as you are given that you had a month of this behind you when you provided Q2 guidance?
<A — Rick Randall>: Sure. On the last question, when we were on — last on our conference call, we did not understand what we were going to be dealing with in the weeks going forward from a reimbursement standpoint.
It’s a good question. But at that point in time, we saw — we frankly saw in April that was running pretty close to where we were at other months in January. So, yes, we would have liked to see the number higher, but we weren’t at all alarmed. It was when — as we moved into May and we do have a little visibility because the — when they book these cases, we get a couple weeks’ visibility on the forward-looking bookings. And as we moved into May, that’s what we were concerned. And sure enough, May was the most difficult month for us.
So, I don’t think we were — we’re holding anything. We really didn’t know that reimbursement was affecting us at that level until we got into that month.
<Q — Doug Schenkel>: Okay. And then maybe if again — it’s up to you guys, but I think it might be helpful to just talk about how you guys are building your quarterly forecast given what’s been a choppy set of quarters?
<A — Mike Luetkemeyer>: Doug, this is Mike. At the end of every quarter and before we get on an earnings call and provide guidance to you guys, Rick and I actually physically sit down with each of the regional managers in a room. The last time we did this before the last call was in Dallas at the airport.
We called every one of the regional managers in, the two Area Directors and the VP of Sales and Marketing, and we spent two days going through region-by-region pretty much doctor-by-doctor, rep-by-rep building up what the sales commitment to us was. And of course your sales organization is, by its very nature, an optimistic organization. And so — and that’s the way you want your sales organization to be. It’s positive and optimistic.
But then at the end of that session, Rick and I look each other in the eye and say, we love the forecast, but what are we willing to sign up for in terms of the quarter with our investors and our analysts? And we put some English on that. And when we got together, as Rick said, April was pretty consistent with January in terms of levels of cases, and we didn’t really get any sense from the sales organization at that time that reimbursement was going to be the issue that it turned out to be for the quarter. And so, that’s why we essentially guided flat frankly, from Q1 to Q2. We knew Q1 was a very strong quarter and that the comparison was going to be difficult for a company of our size, we went through that detailed forecast build up which was higher than that.

But we saw that April was consistent with January, so it looks like two quarters were starting out in a consistent way. And we decided to be conservative and what we thought was prudent and we guided flat. That’s how we got to the guidance that we got to.
<Q — Doug Schenkel>: Okay. So if my model’s right, I have you guys cumulatively training over the course of your existing, I think somewhere over a thousand surgeons, is that right?
<A — Rick Randall>: Yeah, we’re little over a thousand, since the beginning of commercialization.
<Q — Doug Schenkel>: Okay. And then how many of those would you classify as high volume and of those how many you — can you give us some gauge as to how many of those were affected by this reimbursement dynamic?
<A — Rick Randall>: I don’t know how to answer that directly, other than I can tell you and that we had a handful of surgeons, four or five surgeons that represented of the — represented about 75 cases alone. So those were high volume users who became concerned about the reimbursement or had a denial or whatever. And we saw a drop off and we’ve obviously gone back and tried to work with those surgeons to get that back.
<Q — Doug Schenkel>: But the drop off, meaning that they’re not doing the procedure anymore or is it a reduction?
<A — Rick Randall>: A reduction.
<Q — Doug Schenkel>: Okay. And since then, based on the efforts you’ve made, are you seeing a pick up or is it stable, how is that —
<A — Rick Randall>: We’re seeing a pick up — we’re seeing a pick up, that’s why I said, we saw June start to work its way back as we worked through this problem. So we’re — we believe we’re going to continue to see a pickup with these surgeons.
<Q — Doug Schenkel>: Okay.
<A — Mike Luetkemeyer>: Doug, April was consistent with January not where we would have liked it to be but consistent with January, May fell off fairly significantly. And as we worked through this process, we saw a bounce back in June. But that’s one data point. That’s one of the reasons we’re going to wait until the earnings call January 30 to provide third quarter and full year updated guidance. We’d like to see two data points, by that time we’ll have July pretty much — we’ll have a good picture of how July is going to turn out. And we want to see continued progress.
<Q — Doug Schenkel>: Okay.
<A — Rick Randall>: Doug, at this point it’s pretty much a single technology company with high ASPs and a company that recognizes revenue at the time of the operation. There is no hospital stocking here. There is very little international distributor. It is what it is. So when something happens, there is no buttons to push. You see the response and you guys are going to see the response.
So anyone who invests in this company has to understand that it’s a highly competitive market. The more success we have, it’s at someone else’s expense. And we are in their pockets. And minimally invasive of surgery, if you went to SAS or you read device write-ups about SAS, a couple of months ago, minimally invasive surgery continues to move forward and we’re a integral part of that.

So — measuring this thing quarter-to-quarter, is sometimes difficult especially when something like this comes up, but there’s no clinical issue here. The product works, there’s benefits, we’d have to remind our surgeons, all the benefits to them and the patients are that, that even if they got 90% of what they’re getting paid, when you look at the time it takes to do this procedure relative to the alternative, that’s still a good return for the amount of time they spend doing this.
<Q — Doug Schenkel>: So one thing you talked about last quarter was that in a difficult economy, you actually thought that this was a pretty well positioned procedure given that it is minimally invasive and has all the beneficial attributes associated with minimally invasive procedure?
Given the weakness that you’re attributing to reimbursement, would it be fair to say that you would assert that the — that any benefit associated with MIS are being masked by what happened with reimbursement? I guess what I’m getting at here is, do you think that you did benefit from these attributes in a tough economy?
<A — Rick Randall>: Yeah, it’s interesting because there’s two sides to that. There is the physician pay which is obviously where we got hit here. But on the other side, I think we’re actually very well positioned and we’re starting to see some of those benefits. I’ll give you an anecdotal example. I just learned yesterday, there is a hospital here in North Carolina, who’s had a single neurosurgeon practitioner, who’s been performing AxiaLIF and when we first approached that hospital, they had concerns about the economics because they were getting some pretty healthy discounts for their implants from our competitors, which we’ve refused to do.
And so, we encouraged them to follow the economics of this operation. And what I learned yesterday is that they’ve now approached us and asked us if we would work and train and work with their other spine surgeons because — probably heightened by this economic environment, they would like to see more of the fusion operations and more of their surgeons doing the AxiaLIF procedure obviously, purely from an economic standpoint, given their reimbursement and the cost associated with the patients who are treated through this technology.
So, yeah, I mean we’re kind of working both sides of the economic ledger, the surgeons and the hospitals and if we fix the surgeon issue, I think we have a strong hand to play and hopefully in the future, we’re actually thinking of some things we can do, especially in this environment to further enhance the economic benefit to the provider, by doing this operation.
So, yeah, it did offset some of those gains, but that’s still in place.
<Q — Doug Schenkel>: Okay. And if you could just indulge me and let me ask two more, I think quick ones. A big theme throughout this year has been the economy. You didn’t attribute the weakness in the quarter to the economy at all, at least that’s my sense. Could you talk about any economic impact on the quarter and specifically any change in pricing, any change in your ability to get into new practices, as we’re hearing in our checks that there may be a more pronounced move to limit vendor selection?
<A — Rick Randall>: Yeah, actually I would like to make a few comments along those lines in general. Other factors that are out there, obviously for us the big one is reimbursement and we — it was huge. But there were some other factors. We had some users, one high volume user in particular, who is located in an area where the economy has had more of effect than other areas. And the volume — my understanding was the volume was down significantly there due to also the economy. People are just not willing to take a few weeks off right now to get their backs fixed. And — now that’s not universal. One of the things, we’ve polled all of our regional managers on that issue and we saw kind of different answers geographically but we heard from several of them that they have surgeons tell them they’re down 20 to 30%.

The other thing that we noticed from the meeting we had this week with our regional managers was that some of the more established practices are doing fine. They’re just as busy as ever. Maybe their backlog in time has been reduced a little bit but it’s not affecting them yet economically. However, newer practitioners, surgeons who’ve been in practice for less amount of time are seeing more dramatic impact. They’re not as well established. And when you have a new procedure like this, who often migrates to the new procedure, the younger guy who has the bulk of his practice or years ahead of him and they want to be involved with the newer technologies, the trends and also trends that differentiate them from a highly competitive marketplace. So, some of our surgeons who are in that category, they’re comfortable with MIS because they were trained with various MIS techniques in their training.
They’ve come though their fellowship in the last five to 10 years. They represent a fair portion of our user base. So, they’re somewhat affected but again, we didn’t mention it because although on the fringe, that did depress cases, no doubt. The major impact here was the reimbursement.
<Q — Doug Schenkel>: Okay and very last one. Any notable difference in the reimbursement slowdown that was specific to two levels versus one level?
<A — Rick Randall>: No. Actually two level was less affected again because, you’re doing more work. So, there’s more code — Category I codes that stack. So, when you put it in the mix, the access code is even more watered down.
<Q — Doug Schenkel>: Right?
<A — Rick Randall>: In the two level. Another corollary point to that, one of the fastest growing segments within MIS, that MIS is actually I think, created is this, instability market or complex spine, we call it, where you have instability, multi-level patients or adult deformity.
Minimally invasive surgery has made those operations much more tolerable to those patients and it’s a fast growing portion. Those — for us, that’s a good growth sector for Trans1 that a year ago, we weren’t even talking about. And I can tell you that those folks weren’t affected by the coding so much because again, that’s such a complex surgery that this access code gets lost in the entire coding.
So, the good news there is that as we continue and we’re also pointing our — there are some publications about to be released regarding that patient population in AxiaLIF and as we point our reps more to those surgeons, who treat those type of patients, not just the degenerative patients that the T-code should be less of an issue there.
<Q — Doug Schenkel>: Okay. Thanks for taking all the questions.
Rick Randall, President and Chief Executive Officer
Thank you. Okay, I’d like to again thank everyone on short notice for joining the call and I look forward to updating you further on our July 30th call. Good day.
Operator: And that concludes today’s conference. Thank you for your participation.